January 14, 2013

Securities & Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies & Gentlemen:

We have read item 4.01 of Form 8-K dated as of January 11, 2013 of Scores Holding Company, Inc., to be filed with the Commission on or about January 15, 2013. We agree with the statements contained in the first sentence of the first paragraph with regards to the dismissal of Sherb & Co., LLP, and we agree with the second and third paragraphs therein in their entirety. We have no basis to agree or disagree with other statements of the Registrant contained therein.

/s/ Sherb & Co., LLP

Certified Public Accountants